Exhibit 99.1
                                  News Release
September 14, 2000                                       Symbols: WIZ - CDNX
                                                                  WIZZF - OTC BB

                    WSI INTERACTIVE SECURES LISTING ON FRANKFURT EXCHANGE

WSi Interactive is pleased to announce that the Company has been successfully listed on the Third Segment "Freiverkehr" of the Frankfurt Stock Exchange. The Company will be trading under the symbol "WSJ", and its German Securities Identification number "WKN" is 929348.

"WSi is proud to be a new member of the Frankfurt Stock Exchange; we feel that this direct link to the European market will satisfy investor interest on the continent and connect WSi to business opportunities in the European Union," says Theo Sanidas, WSi President.

The Frankfurt Stock Exchange (FWB) is the largest of the eight German stock exchanges. It ranks third in the world behind NYSE and Nasdaq. Since the launch of Xetra it has offered its clients not only floor trading through brokers but also fully-electronic trading facilities, whereby orders from any point in the globe are automatically inputted into the order book on the central computer. The FWB is operated by Deutsche Borse AG.

Visit the Frankfurt Stock Exchange at:
http://www.exchange.de/INTERNET/EXCHANGE/index.htm

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.
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To receive information on WSi by e-mail or fax, please forward your Internet address or fax # to INFO@WS-I.COM/fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636
Website:  WWW.WS-I.COM

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.